Exhibit 9.0

                             VOTING TRUST AGREEMENT

         This Voting Trust Agreement (this "Agreement") is made January 24, 2005 between NovaNet Media, Inc., a Nevada corporation, ("Shareholder") and Murray Goldenberg ("Trustee").

                                    RECITALS

         A. Shareholder owns 100,000 shares of Series "A" Convertible Preferred Stock of Nova Communications Ltd. ("Corporation"), a Nevada corporation, which represents the majority voting power of the Corporation. Kenneth D. Owen ("Owen") is the president, director and control person of Shareholder. Owen has resigned as president and a director of the Corporation, and as apart of such resignation, Shareholder has agreed to subject the shares owned by Shareholder to a voting trust under the terms and conditions stated in this Agreement.

         B. Shareholder is willing that Murray Goldenberg serve as trustee of the voting trust.

         C. Murray Goldenberg has consented to act as trustee of the voting trust and to be bound by the terms and conditions of this Agreement.

                                    AGREEMENT

         1. DEFINITIONS. In this Agreement, the following terms have the following meanings:

         "Shares" means (a) the Series "A" Convertible Preferred Stock of Corporation owned by Shareholder to be placed in the voting trust pursuant to this Agreement, and (b) any common or preferred shares of the Corporation, and rights, options, or warrants to purchase common or preferred shares of the Corporation, and securities of any type whatsoever that are, or may become, convertible into common or preferred shares of the Corporation, that may be issued or transferred hereafter with respect to the shares as a result of any additional issuance, exchange, or reclassification of shares, corporate reorganization, or any other form of recapital ization, consolidation, merger, stock split, or stock dividend.

         "Trustee" shall refer to Murray Goldenberg and any successor trustee of the voting trust, and "Trustee" means one of the Trustees.

         2. TRANSFER OF SHARES TO TRUSTEES. The Shares will be transferred to Trustee as follows:

         (a) Shareholder will deliver to Trustees share certificate number 1001 represent ing the Shares. This share certificate will be endorsed, or will be accompanied by instruments of transfer as Trustee may consider appropriate, to transfer the Shares represented by the share certificate to Trustee, subject to the provisions of this Agreement.

         (b) Share certificate number 1001 representing the Shares will be surrendered by Trustee to the Corporation and cancelled, and a new share certificate (the "Trustee's Share Certificate") representing the Shares will be issued to Trustees registered as follows: Murray Goldenberg, as Trustees of that Voting Trust Agreement dated January 24, 2005.

         (c) Upon the Corporation's issuance of the Trustees' Share Certificate, Trustees will hold it subject to this Agreement.

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         3. VOTING TRUST CERTIFICATES.

         (a) ISSUANCE. Trustee will issue and will deliver to Shareholder a voting trust certificate for the Shares transferred to Trustee pursuant to this Agreement. The voting trust certificate will be in the form attached as Exhibit A.

         (b) TRANSFER. A voting trust certificate is transferable only on the books of Trustee, by its registered holder, either in person or by duly authorized attorney-in-fact, upon surrender of the voting trust certificate, properly endorsed, or accompanied by an instrument of transfer approved by Trustee. Trustee may treat the registered holder of the voting trust certificate as the owner of the voting trust certificate for all purposes of this Agreement. The Trustee is not required to recognize any transfer of a voting trust certificate not made in accordance with the provisions of this paragraph 3(b) unless the person claiming ownership has produced indicia of ownership satisfactory to Trustee and has provided indemnity as Trustee, in Trustee's sole discretion, may require.

         (c) NEW CERTIFICATES. Upon the selection of a successor Trustee, the Shares subject to the voting trust will be transferred to successor Trustee and a new share certificate representing the Shares subject to the voting trust will be registered in the name of successor Trustee in the manner stated in paragraph
2. The new share certificate will be held by the successor Trustee subject to the terms of this Agreement.

         (d) LOST, STOLEN, OR DESTROYED CERTIFICATES. If a voting trust certificate is lost, stolen, mutilated, or destroyed, the Trustee may, in Trustee's sole discretion, issue a new voting trust certificate upon Trustee's receipt of an affidavit of the holder of the voting trust certificate that the voting trust certificate has been lost, stolen, mutilated, or destroyed, which affidavit must be satisfactory in form and substance to Trustee, and upon Trustee's' receipt of indemnity as Trustee, in Trustee's sole discretion, may require.

         4. TRUSTEE AND HIS RESPONSIBILITIES.

         (a) NUMBER. During the term of this Agreement, there will be one trustee of the voting trust.

         (b) SELECTION AND REMOVAL OF TRUSTEE. Shareholder may, upon giving written notice to Trustee, remove Trustee, whether or not the removal is for cause. Shareholder agrees, however, not to remove Trustee for a period of 120 days from the date of this Agreement. In the event of the removal, resignation, death, or incompetency of the Trustee, Shareholder will select, in Shareholder's sole discretion, a new trustee. If Shareholder dies during the term of this Agree ment, the power to remove and select the Trustee will be vested in the person appointed by Shareholder in a validly executed will, and if no such person is so appointed, the power to remove and select the Trustee will be vested in the personal representative of Shareholder's estate. If a court of competent jurisdiction enters a decree adjudicating Shareholder incompetent to manage Shareholder's person or estate, the power to remove and select the Trustee will be vested in the conservator of Shareholder's estate.

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         (c) RESIGNATION OF A TRUSTEE. Any Trustee may resign at any time by giving written notice of resignation to the registered holders of voting trust certificates, to Shareholder, and to the Corporation. The resignation will become effective 10 (ten) days after the written notice is given.

         (d) DEATH OF A TRUSTEE. If a Trustee dies, the personal representative of the deceased Trustee's estate will give written notice of death to Shareholder, to the other registered holders of voting trust certificates, and to the Corporation, and the successor to the deceased Trustee will be promptly selected in accordance with paragraph 4 (b).

         (e) INCOMPETENCY OF A TRUSTEE. If a court of competent jurisdiction enters a decree adjudicating a Trustee incompetent to manage Trustee's person or estate, written notice of incompetency will be given by the guardian, conservator, or other legal representative of the incompetent Trustee to Shareholder, to the other registered holders of voting trust certificates, and to the Corporation.

         (f) SELECTION OF A SUCCESSOR TRUSTEE. Promptly after the removal, resignation, death, or adjudication of incompetency of a Trustee, a successor Trustee will be promptly selected pursuant to this paragraph 4. Written notice of the selection of a successor Trustee will be given by the party or parties who made the selection to Shareholder, to the other registered holders of voting trust certificates, and to the Corporation. Any successor Trustee selected in accordance with paragraph will execute a counterpart copy of this Agreement pursuant to which the successor Trustee will agree to be bound by this Agreement.

         (g) COMPENSATION OF TRUSTEES. Trustees will serve without compensation.

         (h) REIMBURSEMENT OF EXPENSES OF TRUSTEES. Shareholder will reimburse Trustee for reasonable expenses incurred or paid by the Trustee in furtherance of Trustee's' obligations under this Agreement, provided, however, that the Trustee will not be reimbursed for office rent, employee salaries, telephone expenses, costs of supplies, or other overhead expenses paid or in curred by the Trustee in the discharge of Trustee's obligations under this Agreement.

         (i) VOTING RIGHTS OF TRUSTEES. During the term of this Agreement, the Trustee will have the right, subject to the provisions of this Agreement, to exercise, in person or by proxy, all shareholders' voting rights and powers with respect to the Shares, and to take part in or consent to any corporate or shareholders' action of any kind whatsoever. The right to exercise all shareholders' voting rights will include, without limitation, the right to vote for the election of directors, and in favor of or against any resolution or proposed action, which may be presented at any meeting of the shareholders or which may require the consent of the shareholders of Corporation.

         (j) TRUSTEE'S FIDUCIARY DUTIES. In exercising the voting rights with respect to the Shares, either in person or by proxy, the Trustee will exercise his best judgment to vote for suitable directors of company, and to vote upon any resolution, proposed action, and other matter presented at any shareholders' meeting. In exercising voting rights, the Trustee will act in good faith and in a manner reasonably believed to be in the best interest of Corporation. The Trustee will not be required to vote in the manner recommended or advised by the registered holders of voting trust certificates.




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         (k) EXCULPATION OF TRUSTEE. The Trustee will not be liable to the holders of voting trust certificates or to Shareholder for honest mistakes of judgment, or for action or inaction taken in good faith and reasonably believed to be in the best interest of the Corporation, provided that the mistake, action, or inaction does not constitute recklessness, fraud, or willful or wanton misconduct.

         5. TERM AND TERMINATION.

         (a) TERM. The voting trust will commence on the date of execution of this Agreement and will continue in effect until January 24, 2007, unless terminated on an earlier date pursuant to paragraph 5(b) or extended pursuant to a valid extension agreement.

         (b) TERMINATION. The voting trust will terminate upon the occurrence of any one of the following events:

                  (i) The mutual agreement of Shareholder (or, in the event of the death or incompetency of Shareholder, the other person having the power to remove or select the Trustee) and Trustee; or

                  (ii) Upon the closing of the first underwritten public offering for any Shares of common stock or preferred stock of the Corporation, any rights, options, or warrants to purchase shares of common stock or preferred stock of the Corporation, and any securities of any type whatsoever that are or may become convertible into Shares of common share or preferred share of the Corporation, pursuant to an effective registration statement under the Securities Act of 1933, in an aggregate amount of at least $10 million; or

                  (iii) The Corporation makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy; is adjudicated bankrupt or insolvent; files a peti tion or answer seeking for itself any reorganization, arrangement, composition, read justment, liquidation, dissolution, or similar relief under any statute, law, or regulation; files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the foregoing nature; or seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator or itself or of all or any substantial part of its properties;

         (c) NOTICE OF TERMINATION. Upon the termination of the voting trust pursuant to paragraphs 5(b)(i) or 5(b)(ii), the Trustee will promptly give written notice of termination to the registered holders of the voting trust certificates. After notice is given, the holders of the voting trust certificates will have no further rights under this Agreement except to receive share certificates for the Shares represented by the voting trust certificates, and cash, share, securities, and other property distributable under the provisions of this Agreement, and except for any rights, claims, or causes of action which may have accrued prior to the giving of the notice.

         (d) SURRENDER OF SHARE CERTIFICATES. Upon the termination of the voting trust pursuant to paragraphs 5(b)(i) or 5(b)(ii), the Trustee will deliver to the registered holder of a voting trust certificate, within 10 (ten) days after the surrender to the Trustee of the voting trust certificate properly endorsed, a share certificate for the number of the Shares represented by the



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voting trust certificate. The share certificate will be registered in the name of the registered holder of the voting trust certificate.

         6. DIVIDENDS.

         (a) CASH, NON-VOTING SHARES, AND OTHER PROPERTY. If the Corporation distributes with respect to the Shares any cash, shares (except for shares described in paragraph 6(b)), securities, or other property, the Trustee will, upon receipt of the cash, shares, securities, or other property, distribute them as soon as practicable to the registered holders of the voting trust certificates on the date of the distribution by the Corporation. The distribution will be made to the registered holders of voting trust certificates ratably in accordance with the number of the Shares represented by their respective voting trust certificates on the date of the distribution. In lieu of receiving cash, shares, securities, or other property distributed by the Corporation with respect to the Shares and disbursing them to the registered holders of voting trust certificates, the Trustee may instruct the Corporation in writing to distribute the cash, shares, securities, or other property directly to the registered holders of voting trust certificates.

         (b) VOTING SHARES OR SECURITIES CONVERTIBLE INTO VOTING SHARES. If the Corpora tion distributes with respect to the Shares any voting shares of the Corporation or other securities of the Corporation that are, or may become, convertible into voting shares of the Corporation, the Trustee will receive and hold, subject to the terms of this Agreement, all such voting shares and securities, and will issue and deliver voting trust certificates with respect to the voting shares and securities to the registered holders of voting trust certificates on the date of the distribution by the Corporation.

         7. MERGER. If the Corporation is merged into or consolidated with another corporation, or all or substantially all assets of the corporation are transferred to another corporation, then in connection with the merger, consolidation, or transfer, the term "Corpora tion" for purposes of this Agreement will include the successor corporation, and the term "Shares" for purposes of this Agreement will include the voting capital shares of the successor corporation that may be received by the Trustee upon the surrender of or in lieu of all or any part of the Shares. With respect to voting trust certificates issued and outstanding under this Agreement at the time of the merger, consolidation, or transfer, the Trustee will substitute for the voting trust certificates new voting certificates in an appropriate form.

         8. DISSOLUTION. If Corporation dissolves, or distributions are made in complete or partial liquidation of the Corporation, the Trustee will, upon receipt, distribute to the registered holders of voting trust certificates cash, securities, and other property distributed by the Corporation with respect to the Shares subject to the voting trust. The distribution will be made to the registered holders of voting trust certificates ratably in accordance with the number of Shares represented by their respective voting trust certificates on the date of the distribution. In lieu of receiving cash, securities, and other property distributed by the Corporation with respect to the Shares, the Trustee may instruct the Corporation in writing to distribute the cash, securi ties, or other property to the registered holders of the voting trust certificates.

         9. COMPLIANCE WITH STATUTORY REQUIREMENTS. Trustees and Shareholder will perform all acts necessary for the voting trust to be and remain valid under the laws of the State of Nevada.



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         10. Miscellaneous.

         (a) EXPENSES. Each party will bear its own expenses, including but not limited to the fees of any accountants, counsel, public officials, or others engaged by the party, in connec tion with this Agreement and the transactions contemplated by it, except as this Agreement otherwise expressly provides.

         (b) APPLICABLE LAW. All terms and conditions of this Agreement and the rights, duties, and remedies of the parties are governed by the laws of the State of Nevada and without regard to the law of conflicts of laws. The provisions of this Agreement are severable, and invalidity of any provision of this Agreement will not affect the validity of any other provisions. This Agreement will be construed in all respects as if all invalid or unenforceable provisions were omitted.

         (c) NO WAIVER. A party's failure to require strict performance of any provision of this Agreement is not a waiver of or prejudice to the party's right to require strict performance of the same provision in the future, of any other provision of this Agreement.

         (d) NOTICES. All notices sent by the parties to each other must be in writing delivered personally or sent by mail, if to Shareholder at:

if to Shareholder, at:        NovaNet Media, Inc.
                              c/o Kenneth D. Owen
                              370 Amapola Ave. #202
                              Torrance, CA 90501

if to the Trustee, at:        Murray Goldenberg
                              44225 Hazel Canyon
                              Palm Desert, CA 92260

or to any other address a party may, by notice, designate to the others.

         (e) MODIFICATION. No change or modification of this Agreement is valid or effective unless it is in writing and signed by the party or parties to be bound.

         (f) ENTIRE AGREEMENT; COUNTERPARTS. This Agreement is the entire and exclusive agreement between the parties with respect to its subject matter. It may not be modified except in writing signed by all parties. This Agreement may be signed in two (2) or more counterparts, and all counterparts will constitute one and the same instrument.

SHAREHOLDER:                                    TRUSTEE:
NovaNet Media, Inc.

by: /s/ KENNETH D. OWEN                         /s/ MURRAY GOLDENBERG
        Kenneth D. Owen










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                            VOTING TRUST CERTIFICATE
                            NOVA COMMUNICATIONS LTD.
 No. 001

         This certifies that NovaNet Media, Inc., a Nevada corporation, or registered assigns, is entitled to all the benefits arising from the deposit of 100,000 shares of Series "A" Convertible Preferred Stock, par value $0.001,of Nova Communications Ltd., a Nevada corporation
 ( "Company"), with the undersigned Trustee pursuant to a voting trust agreement ("Voting Trust Agreement") dated January 24, 2005 by and among NovaNet Media, Inc. and the Trustee, a copy of which Voting Trust Agreement is on file in the office of the Company, 370 Amapola Ave. # 202, Torrance, CA 90501.

         The Voting Trust Agreement shall be effective until January 24, 2007, unless earlier terminated as provided in the Voting Trust Agreement. Upon termination of the Voting Trust Agreement, the registered holder of this Voting Trust Certificate, upon surrender to the Trustee of this Voting Trust Certificate properly endorsed, shall receive a stock certificate for the number of shares of Series "A" Convertible Preferred Stock of the Company represented by this Voting Trust Certificate.

         During the term of the Voting Agreement, the Trustee shall possess and shall be entitled to exercise all voting rights with respect to the shares of Series "A" Convertible Preferred Stock of the Company represented by this Voting Trust Certificate. This Voting Trust Certificate is issued, received, and held under the rights of the holder, are subject to, the terms and conditions of the Voting Trust Agreement.

         This Voting Trust Certificate is transferable on the books of the Trustee by the registered holder, either in person or by a duly authorized attorney, upon surrender of this Voting Trust Certificate properly endorsed. Until this Voting Certificate is transferred on the books of the Trustee, the Trustee may consider the registered holder as the absolute owner of this Voting Trust Certificate.

         Dated this 24th day of January, 2005.

                                                 /s/ MURRAY GOLDENBERG, Trustee


         FOR VALUE RECEIVED,__________________ hereby sells, assigns and transfers unto ____________________ this Voting Trust Certificate, and all rights and benefits represented by this Voting Trust Certificate and appoints___________________________ attorney to transfer this Voting Trust Certificate on the books of the Trustee with full power of substitution.


DATE:___________      __________________________________________________________
                      Signature, name as appears on the Voting Trust Certificate

IN THE PRESENCE OF:_____________________________________________________________